Exhibit 14

Computer Software Innovations, Inc.

Code of Business Conduct and Ethics

Introduction

Computer Software Innovations, Inc. and its subsidiaries (the “Company”) commit to be an ethical and law-abiding company, and require its employees to fulfill this goal through their own conduct. This Code of Business Conduct and Ethics (the “Code”) summarizes the values, principles and business practices that guide our business conduct. This Code sets out a set of basic principles to guide employees, officers and directors (collectively referred to as “employees”) regarding the minimum requirements expected of them. However, this Code does not provide a detailed description of all employee policies. This Code is supplemented by our Human Resources Policies and our Employee Handbook which are published on the Intranet.

This Code is designed to promote honest and ethical conduct, including the avoidance, and ethical handling, of conflicts of interest between personal and professional relationships, and compliance with applicable law, rules and regulations. It is also designed to facilitate and encourage prompt reporting of Code violations and promote accountability for adherence to the Code and principles underlying the Code. It is the responsibility of all the people at the Company to maintain a work environment that fosters fairness, respect and integrity; and it is our Company policy to be lawful, highly-principled and socially responsible in all our business practices. All employees are expected to become familiar with this Code and to apply these guiding principles in the daily performance of their job responsibilities. All employees of the Company are responsible for complying with this Code. This Code should also be provided to and adhered to by every agent, consultant or representative of the Company. All employees are expected to seek the advice of their supervisor, manager or other appropriate persons within the Company when questions arise about issues discussed in this Code and any other issues that may implicate the ethical standards or integrity of the Company or any of its employees. Compliance procedures are set forth in Section 15 of this Code.

The Company’s Human Resources Department will oversee the ethics and compliance effort and serve as a resource to employees by providing information and guidance regarding legal compliance and ethical conduct issues. If you have any questions or concerns regarding the specifics of any policy or your legal or ethical obligations, please contact your supervisor or the Human Resources Department at 864-770-2758.

Taking actions to prevent problems is part of our Company’s culture. If you observe possible unethical or illegal conduct you are encouraged to report your concerns. If you report, in good faith, what you suspect to be illegal or unethical activities, you should not be concerned about retaliation from others. The Company does not condone nor does it tolerate any retaliation by employees with respect to the reporting of violations of the Code. Failure to abide by the guidelines addressed in this Code may lead to disciplinary action, up to and including dismissal where appropriate. If you are in a situation which you believe may violate or lead to a violation of this Code, you are urged to follow the guidelines described in Section 15 of this Code.

1. Compliance with Laws, Rules and Regulations

The Company has a long-standing commitment to conduct its business in compliance with applicable laws and regulations and in accordance with the highest ethical principles. This commitment helps ensure the Company’s reputation for honesty, quality and integrity. The Company requires that all employees respect and obey all applicable laws. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, the Human Resources Department or other appropriate personnel. The Company is regulated by the Securities and Exchange Commission (“SEC”). The SEC oversees the Company’s reporting and public disclosure compliance. The Company has developed policies and procedures to address requirements issued by this regulatory agency. For more information on the Company’s SEC compliance policies, please see Section 10 below. Compliance with these policies and procedures is required. If you become aware of the violation of any law, rule or regulation by the Company, or suspect that the Company may be in violation of any law, rule or regulation, it is your responsibility to promptly report the matter to your supervisor or the Human Resources Department, as appropriate.

2. Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any material way with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively or to act in the Company’s best interests. Employees should avoid any relationship that would cause a conflict of interest with their duties to the Company. You should also strive to conduct yourself in a manner that avoids the appearance of a material conflict between your personal interests and those of the Company. Employees are expected to disclose to us any situations that may involve conflicts of interest affecting them personally or affecting other employees or those with whom we do business. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s Human Resources Department. Upon disclosure of an unintentional conflict, the Company may work with the employee to screen off the employee from the matter or otherwise resolve the conflict.

3. Insider Trading

Employees who have material non-public information about the Company or other companies, including our suppliers and customers, are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. In order to ensure compliance with federal securities laws and avoid even the appearance of an improper transaction, the Company has established a number of corporate policies relating to insider trading and communications to the public. All employees are required to comply with the Company’s insider trading and disclosure policies. In addition to potential civil and criminal liability under applicable securities laws, violation of the securities laws and trading and disclosure policies is grounds for discipline by the Company, which can be up to and include dismissal. If you have any questions, please consult the Company’s Human Resources Department.

4. Corporate Opportunities

Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees are prohibited (without the consent of the Audit Committee of the Board of Directors) from (1) taking for themselves personally opportunities that are discovered through the use of corporate property, information or their position, (2) using corporate property, information or their position for personal gain and/or (3) competing with the Company directly or indirectly.

5. Competition and Fair Dealing

The Company believes that the welfare of consumers is best served by economic competition. Our policy is to compete vigorously, aggressively and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition and fair dealing laws in all the markets in which we operate. We seek to excel while operating honestly and ethically, never through taking unfair advantage of others. Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices. The antitrust laws of many jurisdictions are designed to preserve a competitive economy and promote fair and vigorous competition. We are all required to comply with these laws and regulations. Employees involved in marketing, sales and purchasing, contracts or in discussions with competitors have a particular responsibility to ensure that they understand our standards and are familiar with applicable competition laws. Because these laws are complex and can vary from one jurisdiction to another, employees should seek the advice of their manager or someone in the Company’s Human Resources Department when questions arise.

6. Discrimination and Harassment

The Company is committed to providing a work environment that values diversity among its employees. All human resources policies and activities of the Company are designed to create a respectful workplace in which every individual has the incentive and opportunity to reach his or her highest potential. It is the responsibility of every Company employee to adhere to the policies and procedures with respect to discrimination and harassment set forth in the Company’s Employee Handbook. Because employment-related laws are complex and vary from state to state and country to country, supervisors should obtain the advice of someone in the Company’s Human Resources Department in advance whenever there is any doubt as to the lawfulness of any proposed action or inaction that is employment related.

7. Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility to ensure that our operations and our products meet applicable government or Company standards, whichever is more stringent. All employees are required to be alert to environmental and safety issues and to be familiar with environmental, health and safety laws and Company policies applicable to their area of business. Threats or acts of violence and physical intimidation are not permitted. The use of illegal drugs in the workplace will not be tolerated. Since these laws are complex and subject to frequent changes, you should obtain the advice of someone in the Company’s Human Resources Department whenever there is any doubt as to the lawfulness of any action or inaction. Please refer to the Company’s Employee Handbook.

8. Record-Keeping and Retention

Many persons within the Company record or prepare some type of information during their workday, such as time cards, financial reports, accounting records, business plans, environmental reports, injury and accident reports, expense reports, and so on. Many people, both within and outside the Company, depend upon these reports to be accurate and truthful for a variety of reasons. These people include our employees, governmental agencies, auditors and the communities in which we operate. Also, the Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. We maintain the highest commitment to recording information accurately and truthfully. All financial statements and books, records and accounts of the Company must accurately reflect transactions and events and conform both to applicable legal requirements and accounting principles and also to the Company’s system of internal accounting. As a Company employee, you have the responsibility to ensure that false or intentionally misleading entries are not made by you, or anyone who reports to you, in the Company’s accounting records, and that you report any false or intentionally misleading entries of which you become aware. Regardless of whether reporting is required by law, dishonest reporting within the Company, or to organizations or people outside the Company, is strictly prohibited. All officers and employees of the Company that are responsible for financial or accounting matters are also required to ensure the full, fair, accurate, timely and understandable disclosure in all periodic reports required to by filed by the Company with the SEC. This commitment and responsibility extends to the highest levels of our organization, including our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and all other senior management.

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints by utilizing the procedures set forth in Section 15.

Properly maintaining corporate records is of the utmost importance. To address this concern, records are maintained for required periods as defined in our document retention policies. These controls should be reviewed regularly by all employees and followed consistently. In accordance with these policies, in the event of litigation or governmental investigation, please consult the Company’s Human Resources Department. The Company recognizes that the guidelines in this Section 8 are not applicable to the Company’s non-employee directors.

9. Confidentiality

Information is one of our most valuable corporate assets, and open and effective dissemination of information is critical to our success. However, much of our Company’s business information is confidential or proprietary. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or our customers, if disclosed. Employees must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is authorized by the Company’s confidentiality and disclosure policies, Executive Management, our Human Resources Department or as required by laws or regulations. Please refer to the Company’s confidentiality policies for more information.

10. Public Disclosures and Representations

All Company information disclosed to the public or others shall be accurate and not misleading. Any materials intended for distribution to the public and any communications with third parties are subject to prior approval by executive management, and shall otherwise comply with the Company’s press release and public disclosure and confidentiality policies, as applicable. Information required to be disclosed in accordance with applicable securities laws, rules and regulations shall be reported in a timely fashion and in accordance with such laws, rules and regulations.

The Company has established special disclosure controls and procedures to ensure that information required to be disclosed in reports filed with the SEC is in fact disclosed promptly and in accordance with applicable laws, rules and regulations. Each financial officer, together with the persons acting under his or her direction, shall ensure that the financial statements, and other financial information included in the report, shall fairly present in all material respects the financial condition and results of operation of the Company as of, and for, the periods presented in the report, and each such financial officer and each other employee involved in the preparation of such reports shall ensure that all other information required to be disclosed is properly disclosed. It is illegal and a violation of this Code for any officer or director, or any other person acting under his or her direction, to fraudulently induce, coerce, manipulate or mislead any independent auditor engaged to perform an audit of the Company’s financial statements for the purpose of rendering such statements materially misleading or otherwise violate applicable laws, rules and regulations. If you have questions pertaining to or are aware of any actual or potential violation described above, please contact your supervisor or the Human Resources Department, or follow the other procedures described in Section 15, “Reporting and Compliance Procedures,” of this Code.

11. Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment and software should not be used for non-Company business, though incidental personal use may be permitted. Every person who has control of or access to Company funds and associated records is personally accountable to the Company for their safekeeping. When spending Company money or personal money that will be reimbursed, you should ensure that the Company receives proper value in return. Anyone approving the accuracy of any voucher or bill should have a reasonable basis for believing the expense and amounts involved are proper. Special policies and procedures have been developed for use of the Company’s computer and electronic mail systems, and travel and entertainment expenses, to which adherence is required. The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, customer and employee account information, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties. If you have questions pertaining to or are aware of any actual or potential violation described above, please contact your supervisor, the Human Resources Department, or follow the other procedures described in Section 15, “Reporting and Compliance Procedures,” of this Code.

12. Payments to Government Personnel

The U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Your supervisor or other appropriate personnel can provide guidance to you in this area.

13. Waivers of the Code of Business Conduct and Ethics

Any change in or waiver of this Code for executive officers (including our CEO, CFO, controller or principal accounting officer) or directors may be made only by the Audit Committee of the Board and will be promptly disclosed as required by law or SEC regulation.

14. Failure to Comply

No code of ethics can address all specific situations. It is, therefore, each employee’s responsibility to apply the principles set forth in this Code in a responsible fashion and with the exercise of good judgment and common sense. If something seems unethical or improper, it likely is. Always remember: if you are unsure of what to do in any situation, seek guidance before you act. A failure by any employee to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action up to and including termination, and, if warranted, legal proceedings. All employees are expected to cooperate in internal investigations of misconduct.

15. Reporting and Compliance Procedures

Every employee has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the Human Resources Department, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company does not discipline, discriminate against or retaliate against employees who report such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the Human Resources Department.

You may report violations of this Code, on a confidential or anonymous basis, by contacting the Company’s Human Resources Department at 864-770-2758. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may communicate anonymously if you wish. Alternatively, you may report violations to a member of the Audit Committee of our Board of Directors. In either case, you may also choose to report a violation utilizing a third party, anonymous service retained by the Company. This service provider receives confidential communications from employees and forwards them to management on a completely confidential and anonymous basis. Anyone wishing to utilize this service can visit the Company’s website to obtain the name of the service and further instructions.

If the Human Resources Department receives information regarding an alleged violation of this Code, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Audit Committee of the Board of Directors and, if not involving such officers, the CEO and the CFO, of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the CEO and CFO, the Audit Committee of the Board of Directors and to the supervising manager, as appropriate, for action. In the event a member of the Audit Committee receives a report of a violation, he or she will coordinate with the Human Resources Department to effectuate the above described procedures, or take other appropriate action. Employees are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Audit Committee of the Board of Directors shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director. Failure to comply with the standards outlined in this Code may result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution in the sole discretion of the Company. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also may be subject to disciplinary action, up to and including discharge. Although the Company generally supports a philosophy of progressive discipline, a violation of this Code, or any other Company rule or policy is sufficient grounds for disciplinary action ranging from a verbal or written warning, to suspension without pay, to immediate termination. The Company is not required to give any particular level of discipline prior to discharging an employee, and neither this Code nor the Company’s disciplinary policies limit in any way the Company’s right to dismissal for any reason or no reason. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution.

16. Dissemination and Amendment

This Code shall be distributed to each new employee of the Company upon commencement of his or her employment or other relationship with the Company. Each employee of the Company, shall make the appropriate certification found at the end of the Code and submit to the Human Resources Department for retention in the personnel file.

THE COMPANY RESERVES THE RIGHT TO AMEND, ALTER OR TERMINATE THIS CODE AT ANY TIME FOR ANY REASON. THE MOST CURRENT VERSION OF THIS CODE CAN BE OBTAINED FROM THE HUMAN RESOURCES DEPARTMENT. THIS DOCUMENT IS NOT AN EMPLOYMENT CONTRACT BETWEEN THE COMPANY AND ANY OF ITS EMPLOYEES, AND DOES NOT ALTER THE COMPANY’S AT-WILL EMPLOYMENT POLICY. EMPLOYEES OF THE COMPANY ARE EMPLOYED AT-WILL. ANY EMPLOYEE IS FREE TO QUIT AT ANY TIME FOR ANY REASON OR FOR NO REASON. LIKEWISE, THE COMPANY MAY TERMINATE THE EMPLOYMENT OF ANY EMPLOYEE AT ANY TIME, FOR ANY REASON OR FOR NO REASON. NO MANAGER, REPRESENTATIVE, OR EMPLOYEE OTHER THAN THE PRESIDENT OF THE COMPANY HAS AUTHORIZATION TO ENTER INTO AN AGREEMENT FOR EMPLOYMENT FOR A SPECIFIED PERIOD OF TIME, OR TO MAKE PROMISES OR VERBAL COMMITMENTS CONTRARY TO THE FOREGOING. ANY CONTRACT STATING OTHERWISE MUST BE IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY.

Adopted March 20, 2006